Exhibit 10.21

FINAL FORM

NON-QUALIFIED STOCK OPTION AGREEMENT (this “Agreement”), dated as of the Effective Date of the Employment Agreement (the “Grant Date”), by and among RACKSPACE TECHNOLOGY, INC., a Delaware corporation (the “Company”), and Kevin Jones (the “Optionee”).

WHEREAS, the Company, acting through a Committee (as defined in the Company’s Equity Incentive Plan (the “Plan”)), has granted to the Optionee, effective as of the date of this Agreement, an option under the Plan to purchase a number of shares of Common Stock (as defined in the Plan) on the terms and subject to the conditions set forth in this Agreement and the Plan; and

WHEREAS, the Optionee shall be employed with the Company pursuant to a written employment agreement (“Employment Agreement”).

NOW, THEREFORE, in consideration of the promises and of the mutual agreements contained in this Agreement, the parties hereto agree as follows:

Section 1. The Plan. The terms and provisions of the Plan are hereby incorporated into this Agreement as if set forth herein in their entirety (including, without limitation, the provisions of Article V). In the event of a conflict between any provision of this Agreement and the Plan, the provisions of the Plan shall control. A copy of the Plan may be obtained from the Company by the Optionee upon request. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Plan and in Annex I attached hereto.

Section 2. Option; Option Price. On the terms and subject to the conditions of the Plan and this Agreement, the Optionee shall have the option (the “Option”) to purchase Shares pursuant to the Tranche A option (the “Tranche A Option”) and the Tranche B option (the “Tranche B Option”), at the price per Share (the “Option Price”) and in the amounts set forth on the signature page hereto. Payment of the Option Price may be made in the manner specified by Section 5.9 of the Plan and as further described in Section 9 below. The Option is not intended to qualify for federal income tax purposes as an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). Except as otherwise provided in this Agreement, the Option shall remain exercisable as to all Vested Options (as defined in Section 4) until the expiration of the Option Term (as defined in Section 3). Except as otherwise provided in Section 4 of this Agreement, upon a Termination of Relationship, the unvested portion of the Option (i.e., that portion that does not constitute Vested Options) shall terminate.

Section 3. Term. The term of the Option (the “Option Term”) shall commence on the Grant Date and expire on the tenth anniversary of the Grant Date, unless the Option shall have been terminated sooner in accordance with the terms of the Plan (including, without limitation, Section 5.7 of the Plan) or this Agreement.

Section 4. Vesting. Subject to the Optionee’s continued employment or other service relationship with the Company or its Subsidiaries through each applicable vesting date (except as otherwise provided in this Section 4), the Option shall become non-forfeitable (when the Option becomes non-forfeitable, a “Vested Option”) and shall become exercisable according to the following provisions:

(a) Twenty percent (20%) of the Tranche A Option shall become a Vested Option and shall become exercisable on each of the first five (5) anniversaries of the Grant Date; provided, however, that:

(i) the entire Tranche A Option shall immediately become a Vested Option and shall become exercisable on the third (3rd) monthly anniversary of a Change in Control; provided, further, that if a Termination of Relationship occurs within three (3) months following a Change in Control as a result of (a) a termination of the Optionee’s employment or other service relationship by the Company or its Subsidiaries without Cause (as defined in the Optionee’s Employment Agreement), (b) the Optionee’s death, serious illness or Disability or (c) any resignation by the Optionee for Good Reason (as defined below), the entire Tranche A Option shall immediately become a Vested Option and shall become exercisable as of the date of such Termination of Relationship and shall remain outstanding pursuant to the provisions of Section 8(a), and

(ii) if a Termination of Relationship occurs at any time prior to a Change in Control as a result of (A) a termination of the Optionee’s employment or other service relationship by the Company or its Subsidiaries without Cause, (B) the Optionee’s death, serious illness or Disability or (C) any resignation by the Optionee for Good Reason, (1) the installment of the Tranche A Option scheduled to vest on the anniversary of the Grant Date next following such Termination of Relationship (if any) shall become a Vested Option and shall become exercisable as of the date of such Termination of Relationship and shall remain outstanding pursuant to the provisions of Section 8(a) with respect to the number of Option Shares equal to 20% of the Tranche A Option, multiplied by a fraction, (x) the numerator of which is equal to the number of calendar days that have elapsed since the last anniversary of the Grant Date prior to the date of the Termination of Relationship or, if no such anniversary date has yet occurred, the Grant Date, and (y) the denominator of which is equal to 365, and (2) if a Change in Control occurs within 90 days following such Termination of Relationship, the entire Tranche A Option shall immediately become a Vested Option and shall become exercisable as of immediately prior to the occurrence of such Change in Control (notwithstanding the provisions of Section 4(a)(i)) and such Vested Option shall remain outstanding pursuant to the provisions of Section 8(a) as if the Termination of the Relationship occurred on the date of the Change in Control.

(b) The Tranche B Option shall become a Vested Option and shall become exercisable as follows:

(i) Fifty percent (50%) of the Tranche B Option shall become a Vested Option and shall become exercisable upon any Measurement Date if Apollo has achieved a MOIC of at least one and three-quarters (1.75) as calculated by the Committee; and

(ii) Up to fifty percent (50%) of the Tranche B Option shall become a Vested Option and shall become exercisable upon any Measurement Date if Apollo has achieved a MOIC of greater than one and three-quarters (1.75) and up to two and one-quarter (2.25), determined based on linear interpolation between such MOIC achievement levels as calculated by the Committee.

If a Termination of Relationship occurs (x) prior to the occurrence of a Change in Control and (y) as a result of (A) a termination of the Optionee’s employment or other service relationship by the Company or its Subsidiaries without Cause, (B) the Optionee’s death, serious illness or Disability or (C) any resignation by the Optionee for Good Reason, the unvested portion of the Tranche B Option (if any) shall remain outstanding and eligible to become a Vested Option during the 90 day period following such Termination of Relationship upon achievement of the performance criteria set forth in Section 4(b) (after giving effect to Section 4(c)(i), if applicable) during such 90 day period, and any such portion that becomes a Vested Option shall remain outstanding pursuant to the provisions of Section 8(a) as if the Termination of Relationship occurred on the date of vesting; provided, that any portion of the Tranche B Option which remains unvested as of (I) the end of such 90 day period, or, (II) if earlier, after giving effect to the application of Section 4(c)(i) to the extent a Change in Control occurs and Apollo elects to give effect to Section 4(c)(i), shall be immediately forfeited; provided, further, that if a Change in Control occurs during such 90 day period and Apollo does not elect to give effect to Section 4(c)(i), any unvested portion of the Tranche B Option shall remain outstanding and the provisions of Section 4(b)(2) below (and not the provisions of Section 4(c)(ii)) will apply to such unvested portion of the Tranche B Option.

If a Termination of Relationship occurs (a) following the occurrence of a Change in Control in which Apollo elected to give effect to Section 4(c)(ii) and (b) as a result of (x) a termination of the Optionee’s employment or other service relationship by the Company or its Subsidiaries without Cause, (y) the Optionee’s death, serious illness or Disability or (z) any resignation by the Optionee for Good Reason, then Apollo shall elect one of the following two alternatives:

(1) The term Measurement Date shall be deemed amended to also mean the date of such Termination of Relationship, and the fair value (as reasonably determined in good faith by the Apollo Holders) as of the date of such termination of any Non-Cash Consideration received by the Apollo Holders upon or prior to such Measurement Date (that has not previously become, or been treated as, Cash Consideration) shall be treated as Cash Consideration. Any portion of the Tranche B Option which does not become a Vested Option upon the occurrence of such Termination of Relationship, in accordance with the performance criteria set forth in Section 4(b) (after giving effect to this Section 4(b)(1)), shall be immediately forfeited. Any portion of the Tranche B Option that becomes a Vested Option in accordance with the foregoing provisions of this Section 4(b)(1) shall remain outstanding pursuant to the provisions of Section 8(a); or

(2) The unvested portion of the Tranche B Option (if any) as of the date of such Termination of Relationship shall remain outstanding and eligible to become a Vested Option upon any future Measurement Date, in accordance with the performance criteria set forth in Section 4(b), until the tenth anniversary of the Grant Date or, if earlier, the date on which the Tranche B Option terminates pursuant to this Agreement or the Plan for any reason other than set forth in Section 8(a)(ii) or 8(a)(iii). Any portion of the Tranche B Option that becomes a Vested Option in accordance with the foregoing provisions of this Section 4(b)(2) shall automatically terminate without consideration and shall become null and void and be of no further force and effect upon the earliest of (A) the tenth anniversary of the Grant Date, (B) the date of the Termination of Relationship of the Optionee for Cause and (C) the 90th day following the date that the applicable unvested portion of the Tranche B Option becomes a Vested Option.

(c) Upon the occurrence of a Change in Control with respect to which the Apollo Holders receive any Non-Cash Consideration in lieu of, or in addition to, Cash Consideration, Apollo shall elect one of the following two alternatives:

(i) The term Measurement Date shall be deemed amended to also mean the date of such Change in Control, and the fair value (as reasonably determined in good faith by the Apollo Holders) as of the date of such Change in Control of any such Non-Cash Consideration shall be treated as Cash Consideration. Any portion of the Tranche B Option which does not become a Vested Option upon the occurrence of such Change in Control, in accordance with the performance criteria set forth in Section 4(b) (after giving effect to this Section 4(c)(i)), shall be immediately forfeited. Any portion of the Tranche B Option that becomes a Vested Option in accordance with the foregoing provisions of this Section 4(c)(i) shall remain outstanding pursuant to the provisions of Section 8(a); or

(ii) Any portion of the Tranche B Option which does not become a Vested Option upon the occurrence of such Change in Control shall remain outstanding and eligible to become a Vested Option upon any future Measurement Date in accordance with the performance criteria set forth in Section 4(b), until the Tranche B Option terminates pursuant to this Agreement or the Plan (including, without limitation, in connection with a Termination of Relationship pursuant to Section 8(a)). Any portion of the Tranche B Option that becomes a Vested Option in accordance with the foregoing provisions of this Section 4(c)(ii) shall remain outstanding pursuant to the provisions of Section 8(a).

(d) Notwithstanding anything contained herein to the contrary, except as otherwise provided in this Section 4, the Option shall cease vesting as of the date of the Optionee’s Termination of Relationship with the Company or any of its Subsidiaries for any reason and no portion of the Option that is not a Vested Option as of such time shall become a Vested Option thereafter (i.e., the portion of the Option that is not a Vested Option shall be forfeited immediately); provided, that, in the event that the Optionee experiences a Termination of Relationship for Cause, all Options then held by the Optionee (whether vested or unvested) shall immediately be forfeited.

(e) “Good Reason,” when used in connection with the Termination of Relationship of the Optionee, shall have the same meaning ascribed to such term in the Optionee’s Employment Agreement.

Section 5. Restrictive Covenants. The Optionee acknowledges and agrees that by accepting the Options issued hereunder, the Optionee shall be bound by, and shall abide by, the covenants set forth in this Section 5, in addition to any other representations, warranties, and covenants set forth in (but subject to any exceptions set forth in) any Service Agreement or other document required by the Committee with respect to such grant.

(a) Non-Solicitation; No Hire. To the fullest extent permitted by applicable law, the Optionee agrees that during the Optionee’s employment or other service relationship with the Company Group, and for the eighteen (18) month period following the Optionee’s Termination of Relationship for any reason, the Optionee will not, directly or indirectly, on the Optionee’s own behalf or on behalf of another (i) solicit, induce or attempt to solicit or induce any officer, director or employee of the Company Group to terminate their relationship with or leave the employ of the Company Group, or in any way interfere with the relationship between any member of the Company Group, on the one hand, and any officer, director or employee thereof, on the other hand, (ii) hire (or other similar arrangement) any Person (in any capacity whether as an officer, director, employee or consultant) who is or at any time was an officer, director or employee of the Company Group until six (6) months after such individual’s relationship (whether as an officer, director or employee) with the Company Group has ended, or (iii) induce or attempt to induce any customer, supplier, prospect, licensee or other business relation of the Company Group to cease doing business with the Company Group, or in any way interfere with the relationship between any such customer, supplier, prospect, licensee or business relation, on the one hand, and the Company Group, on the other hand.

(b) Non-Competition. To the fullest extent permitted by applicable law, the Optionee agrees that during the Optionee’s employment or other service relationship with the Company Group, and for the one (1) year period following the Optionee’s Termination of Relationship for any reason, the Optionee will not, directly or indirectly, have any equity or equity-based interest, or work or otherwise provide services as an employee, contractor, officer, owner, consultant, partner, director or otherwise, in any business anywhere in the world that sells hosting and information technology services substantially similar to those services provided by the Company Group, namely (i) provisioning, hosting, management, monitoring, supporting, or maintenance of applications, computer servers (whether dedicated, shared or virtual) and network connectivity in a datacenter for remote use via the Internet, (ii) hosted email, storage, collaboration, compute, virtual networking and similar services, and (iii) all similar related services. Notwithstanding the foregoing, the Optionee shall be permitted to acquire a passive stock or equity interest in such a business, provided that the stock or other equity interest acquired is not more than five percent (5%) of the outstanding interest in such business.

(c) Nondisclosure of Confidential Information; Return of Property. The Optionee recognizes and acknowledges that he has access to the confidential information and/or has had material contact with the Company Group’s customers, suppliers, licensees, representatives, agents, partners, licensors, or business relations. The Optionee agrees that at any time during or after such time as the Optionee is a Participant in the Plan, the Optionee shall maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for the Optionee’s benefit or the benefit of any Person, any confidential or proprietary information or trade secrets of or relating to the Company Group, including, without limitation, information with respect to the Company Group’s operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, compensation paid to employees or other terms of employment, or deliver to any Person any document, record, notebook, computer program or similar repository of or containing any such confidential or proprietary information or trade secrets. Upon the Optionee’s termination of employment for any reason, the Optionee shall promptly deliver to the Company (with the cost of shipping reimbursed by the Company) all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the Company Group’s customers, business plans, marketing strategies, products or processes. The Optionee may respond to a lawful and valid subpoena or other legal process but shall give the Company Group the earliest possible notice thereof, shall, as much in advance of the return date as possible, make available to the Company Group and its counsel the documents and other information sought and, if requested by the Company Group, shall reasonably assist such counsel in resisting or otherwise responding to such process.

(d) Non-Disparagement. The Optionee shall not, at any time, directly or indirectly, knowingly disparage, criticize, or otherwise make derogatory statements regarding the Company Group, or any of its successors, directors or officers. The foregoing shall not be violated by the Optionee’s truthful responses to legal process or inquiry by a governmental authority.

(e) Intellectual Property Rights.

(i) The Optionee agrees that the results and proceeds of the Optionee’s services for the Company Group (including, but not limited to, any trade secrets, products, services, processes, know-how, designs, developments, innovations, analyses, drawings, reports, techniques, formulas, methods, developmental or experimental work, improvements, discoveries, inventions, ideas, source and object codes, programs, matters of a literary, musical, dramatic or otherwise creative nature, writings and other works of authorship) resulting from services performed for the Company Group and any works in progress, whether or not patentable or registrable under copyright or similar statutes, that were made, developed, conceived or reduced to practice or learned by the Optionee, either alone or jointly with others (collectively, “Inventions”), shall be works-made-for-hire and the Company (or, if applicable or as directed by the Company Group) shall be deemed the sole owner throughout the universe of any and all trade secret, patent, copyright and other intellectual property rights (collectively, “Proprietary Rights”) of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, with the right to use the same in perpetuity in any manner the Company determines in its sole discretion, without any further payment to the Optionee whatsoever. If, for any reason, any of such results and proceeds shall not legally be a work-made-for-hire and/or there are any Proprietary Rights which do not accrue to the Company Group under the immediately preceding sentence, then the Optionee hereby irrevocably assigns and agrees to assign any and all of the Optionee’s right, title and interest thereto, including, without limitation, any and all Proprietary Rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, to the Company (or, if applicable or as directed by the Company, any of its Subsidiaries or Affiliates), and the Company or such Subsidiaries or Affiliates shall have the right to use the same in perpetuity throughout the universe in any manner determined by the Company or such Subsidiaries or Affiliates without any further payment to the Optionee whatsoever. As to any Invention that the Optionee is required to assign, the Optionee shall promptly and fully disclose to the Company all information known to the Optionee concerning such Invention. The Optionee hereby waives and quitclaims to the Company Group any and all claims, of any nature whatsoever, that the Optionee now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company Group.

(ii) The Optionee agrees that, from time to time, as may be requested by the Company and at the Company’s sole cost and expense, the Optionee shall do any and all things that the Company may reasonably deem useful or desirable to establish or document the Company Group’s exclusive ownership throughout the United States of America or any other country of any and all Proprietary Rights in any such Inventions, including, without limitation, the execution of appropriate copyright and/or patent applications or assignments. To the extent the Optionee has any Proprietary Rights in the Inventions that cannot be assigned in the manner described above, the Optionee unconditionally and irrevocably waives the enforcement of such Proprietary Rights. This Section 5(e) is subject to and shall not be deemed to limit, restrict or constitute any waiver by the Company Group of any Proprietary Rights of ownership to which the Company Group may be entitled by operation of law by virtue of the Optionee’s employment with, or service to, the Company Group. The Optionee further agrees that, from time to time, as may be requested by the Company and at the Company’s sole cost and expense, the Optionee shall assist the Company Group in every proper and lawful way to obtain and from time to time enforce Proprietary Rights relating to Inventions in any and all countries. To this end, the Optionee shall execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining, and enforcing such Proprietary Rights and the assignment thereof. In addition, the Optionee shall execute, verify, and deliver assignments of such Proprietary Rights to the Company or its designees. The Optionee’s obligation to assist the Company Group with respect to Proprietary Rights relating to such Inventions in any and all countries shall continue beyond the Optionee’s Termination of Relationship.

(f) Restrictive Covenants Generally. If, at the time of enforcement of the covenants contained in this Section 5 (the “Restrictive Covenants”), a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by applicable law. The Optionee hereby acknowledges that the Restrictive Covenants are reasonable in terms of duration, scope and area restrictions and are necessary to protect the goodwill of the Company Group. The Optionee further acknowledges and agrees that the Restrictive Covenants are being agreed to by the Optionee in connection with the Company’s issuance of an Award to the Optionee under the Plan, and are in addition to, not in substitution for, any restrictive covenants to which the Optionee is or may become subject in connection with any relationship with the Company Group.

(g) Enforcement. If the Optionee breaches, or threatens to commit a breach of, any of the Restrictive Covenants, the Company Group shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to the Company Group at law or in equity: (i) the right and remedy to seek to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction (without posting a bond), it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company Group and that money damages would not provide an adequate remedy to the Company Group; and (ii) the right and remedy to require the Optionee to account for and pay over to the Company any profits, monies, accruals, increments or other benefits derived or received by the Optionee as the result of any transactions constituting a breach of the Restrictive Covenants. In the event of any breach or violation by the Optionee of any of the Restrictive Covenants, the time period of such covenant with respect to the Optionee shall, to the fullest extent permitted by law, be tolled until such breach or violation is resolved.

Section 6. Restriction on Transfer. Except for transfers to an Affiliate (determined as if the Optionee were a Holder, as defined in the Investor Rights Agreement) for estate planning purposes, the Option may not be transferred, pledged, assigned, hypothecated or otherwise disposed of in any way by the Optionee and may be exercised during the lifetime of the Optionee only by the Optionee. If the Optionee dies, the Option shall thereafter be exercisable, during the period specified in Section 8 of this Agreement, by his executors or administrators to the full extent to which the Option was exercisable by the Optionee at the time of his death. The Option shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Option contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the Option, shall be null and void and without effect. Upon the exercise of an Option, to the extent such Optionee is not then a party to the Investor Rights Agreement, the Optionee shall deliver to the Company an Adoption Agreement, in form and substance satisfactory to the Committee, pursuant to which the Optionee agrees to become a party to the Investor Rights Agreement. The Company agrees that the Optionee shall be treated as an Other Shares Holder under Section 10.1 of the Investor Rights Agreement with respect to the Shares acquired upon exercise of the Option.

Section 7. Optionee’s Employment or Other Service Relationship. Nothing in the Option shall confer upon the Optionee any right to continue the Optionee’s employment or other service relationship with the Company or any of its Affiliates or interfere in any way with the right of the Company or its Affiliates or stockholders, as the case may be, to terminate the Optionee’s employment or other service relationship with the Company or its Affiliates or to increase or decrease the Optionee’s compensation at any time. The grant of the Option is a one-time benefit and does not create any contractual or other right to receive any other grant of other Awards under the Plan in the future. The grant of the Option does not form part of the Optionee’s entitlement to remuneration or benefits in terms of his employment or other service relationship with the Company or any Subsidiary.

Section 8. Termination.

(a) Except as otherwise provided in Section 4(b)(2), following a Termination of Relationship, the Option shall automatically terminate without consideration and shall become null and void and be of no further force and effect upon the earliest of:

(i) The tenth anniversary of the Grant Date;

(ii) The first anniversary of any Termination of Relationship of the Optionee due to the Optionee’s death or by the Company due to the Optionee’s Disability;

(iii) The 90th day following any Termination of Relationship of the Optionee due to the Optionee’s resignation for any reason or the Optionee’s Termination of Relationship without Cause;

(iv) The date of the Termination of Relationship of the Optionee for Cause.

(b) Option Shares acquired upon the exercise of Vested Options may be repurchased pursuant to the terms of the Investor Rights Agreement.

(c) For purposes of Section 8(b), the Investor Rights Agreement shall be modified as follows:

Within ten (10) days following receipt of a Repurchase Notice (as defined in the Investor Rights Agreement), the Optionee (including for all purposes hereof the representative of the Optionee’s estate) may by written notice to the Company require that Fair Market Value of the Common Stock (as defined in the Investor Rights Agreement) be determined by an appraisal performed by a qualified independent appraiser, selected by mutual agreement of the Company and the Optionee, and the Fair Market Value of the Common Stock as determined by such appraisal shall be binding on both parties. If the parties are unable to agree on an appraiser within thirty (30) days of the Optionee’s notice to the Company, then within seven (7) days, each party shall submit the names of four nationally-recognized firms that are engaged in the business of valuing non-public securities, and each party shall be entitled to strike two names from the other party’s list of firms, and the appraiser shall be selected by lot from the remaining four appraisal firms. If the Optionee does not comply with the Optionee’s obligations in this Section 8(c) regarding the selection and appointment of the appraiser, the Optionee shall be deemed to have agreed to the Board’s determination of Fair Market Value of the Common Stock notwithstanding the Optionee’s disagreement therewith. The Company shall initially pay for the cost of the appraisal; provided, however, that if the Fair Market Value of the Common Stock as determined by the appraisal does not exceed the Fair Market Value of the Common Stock as initially determined by the Company by at least ten percent (10%), the cost of the appraisal shall be borne by the Optionee and such cost shall be recovered from an offset and reduction from the purchase price paid to the Optionee.

Section 9. Payment of Option Price. Notwithstanding anything to the contrary in the Plan, the Optionee may, following the Optionee’s Termination of Relationship as a result of (i) a termination of the Optionee’s employment or other service relationship by the Company or its Subsidiaries without Cause, (ii) the Optionee’s death, serious illness or Disability or (iii) any resignation by the Optionee for Good Reason, or at any other time with the consent of the Committee, pay for the exercise of a Vested Option by instructing the Company to withhold from the number of Shares with respect to which the Option is being exercised a number of Shares having, as of the date of such exercise, a Fair Market Value of the Common Stock (as defined in the Investor Rights Agreement, and subject to the appraisal rights as described in Section 8(c)) equal to the aggregate Option Price of the Shares with respect to which the Option is being exercised. As a condition to exercise of the Option, the Optionee shall remit a cash amount sufficient to satisfy all federal, state, local and foreign withholding tax and employment tax requirements in connection with exercise of the Option (the “Optionee Tax Obligation”) so that the Company may satisfy its tax withholding obligations; provided, however, that the Optionee may, following the Optionee’s Termination of Relationship as a result of (i) a termination of the Optionee’s employment or other service relationship by the Company or its Subsidiaries without Cause, (ii) the Optionee’s death, serious illness or Disability or (iii) any resignation by the

Optionee for Good Reason, or at any other time with the consent of the Committee, instruct the Company to withhold from the number of Shares with respect to which the Option is being exercised a number of Shares having, as of the date of such exercise, a Fair Market Value of the Common Stock (subject to the appraisal rights as described in Section 8(c)) equal to the Optionee Tax Obligation so that the Company may satisfy its tax withholding obligations.

Section 10. Notices.

(a) The Optionee shall be entitled to receive notice of an event that would entitle the Optionee to notice under the Investor Rights Agreement were the Optionee a holder of the Option Shares in sufficient time to afford the Optionee with an opportunity to exercise a Vested Option (or the unvested portion of the Option that would become a Vested Option upon such event) in advance of such event.

(b) All notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given and delivered if personally delivered or if sent by nationally recognized overnight courier, by facsimile, or by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

If to the Company, to it at its current executive offices.

with a copy (which shall not constitute notice) to:

Apollo Global Management

9 West 57th Street, 43rd Floor

New York, NY 10019

Fax: (646) 607-0546

Attention: David Sambur

and a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

Fax: (212) 757-3990

Attention: Taurie M. Zeitzer

If to the Optionee, to him at the address set forth on the signature page hereto or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. Any such notice or communication shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery (or if such date is not a business day, on the next business day after the date of delivery), (b) in the case of nationally recognized overnight courier, on the next business day after the date sent, (c) in the case of facsimile transmission, when received (or if not sent on a business day, on the next business day after the date sent), and (d) in the case of mailing, on the third business day following that on which the piece of mail containing such communication is posted.

Section 11. Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement must be in writing and shall not operate or be construed as a waiver of any other or subsequent breach.

Section 12. Optionee’s Undertaking. The Optionee hereby agrees to take whatever additional actions and execute whatever additional documents the Company may in its reasonable judgment deem necessary or advisable in order to carry out or effect one or more of the obligations or restrictions imposed on the Optionee pursuant to the express provisions of this Agreement and the Plan.

Section 13. Modification of Rights. The rights of the Optionee are subject to modification and termination in certain events as provided in this Agreement and the Plan (with respect to the Options granted hereby). Notwithstanding the foregoing, the Optionee’s rights under this Agreement, the Employment Agreement or the Plan may not be impaired without the Optionee’s consent.

Section 14. Governing Law.

(a) NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN ANY SERVICE AGREEMENT, THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF DELAWARE WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

(b) Intentionally Omitted.

Section 15. Counterparts. This Agreement may be executed in one or more counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts together shall constitute but one agreement.

Section 16. Entire Agreement. This Agreement, the Optionee’s Employment Agreement, the Plan (and the other writings referred to herein), and the Investor Rights Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior written or oral negotiations, commitments, representations and agreements with respect thereto.

Section 17. Severability. It is the desire and intent of the parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 18. Enforcement. In the event the Company or the Optionee institutes litigation to enforce or protect its rights under this Agreement or the Plan, each party shall be solely responsible for all attorneys’ fees, out-of-pocket costs and disbursements it incurs relating to such litigation.

Section 19. Waiver of Jury Trial. Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent that it may legally and effectively do so, trial by jury in any suit, action or proceeding arising hereunder.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Non-Qualified Stock Option Agreement as of the date first written above.

RACKSPACE TECHNOLOGY, INC.

By:
Name:
Title:

OPTIONEE

Kevin Jones

Residence Address:

Number of Shares of Common Stock

subject to Tranche A Option: 66,667

Number of Shares of Common Stock

subject to Tranche B Option: 133,333

Option Price for Tranche A Option: $[●]1

Option Price for Tranche B Option: $[●]2

[1]	Note to Draft: To be FMV on date of grant.
[2]	Note to Draft: To be FMV on date of grant.

[Signature Page to Non-Qualified Stock Option Agreement]

ANNEX I

DEFINITIONS

“Cash Consideration” means any consideration received by the Apollo Holders in respect of Shares in the form of cash, cash equivalents or Marketable Securities (including the Shares themselves to the extent they become Marketable Securities). Cash Consideration shall include any Non-Cash Consideration that is converted to or becomes cash, cash equivalents or Marketable Securities, and any Non-Cash Consideration that Apollo elects to treat as Cash Consideration pursuant to the terms of this Agreement.

“Invested Capital” means, with respect to the Apollo Holders, the amount of money and the initial book value of any property contributed to the Company by the Apollo Holders in exchange for Shares.

“Marketable Securities” means shares of common stock of another entity or, following an initial public offering of Common Stock, Shares, in each case, that (i) are freely tradeable without violating any “lockup” agreements, other contractual restrictions, or federal, state, or local securities laws; and (ii) are listed on any of the New York Stock Exchange, Nasdaq Stock Market, or another United States or foreign traded public exchange reasonably acceptable to the Apollo. The value of Marketable Securities on any given Measurement Date shall be deemed to equal the volume weighted average trading price of such securities over the thirty (30) consecutive trading days immediately preceding such Measurement Date. For purposes of clause (i) above, Shares shall be treated as freely tradeable without violating any federal, state, or local securities laws if the Company is eligible to file a registration statement with the U.S. Securities and Exchange Commission (“SEC”) on Form S-3 (or any successor form) for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (or any similar rule that may be adopted by the SEC) covering such Shares, and the Apollo Holders have the right to cause the Company to file such a registration statement covering such Shares.

“Measurement Date” means each date on which the Apollo Holders receive Cash Consideration. For so long as the Apollo Holders beneficially own Marketable Securities in the form of Shares, a Measurement Date shall occur on each trading day such Marketable Securities are so owned. In addition, if any portion of a Tranche B Option remains outstanding and unvested on the tenth anniversary of the Grant Date, and prior thereto the Apollo Holders received Non-Cash Consideration in connection with a Change in Control, the day before such tenth anniversary shall be deemed a Measurement Date, and all Non-Cash Consideration not previously taken into account as Cash Consideration shall be treated as Cash Consideration based on the fair value (as reasonably determined in good faith by the Apollo Holders) as of such day of any such Non-Cash Consideration.

“Non-Cash Consideration” means any consideration received by the Apollo Holders in respect of Shares that is not in the form of Cash Consideration, including any contingent right to receive Cash Consideration on or at a future date or time. In the event of a Change in Control involving the acquisition of less than 100% of the equity securities beneficially owned by the Apollo Holders, the equity securities of the Company that are retained by the Apollo Holders shall be treated as Non-Cash Consideration.

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“MOIC” means as of each Measurement Date, the multiple equal to the ratio of (i) the amount of all Cash Consideration received on or prior to such Measurement Date, to (ii) the amount of all Invested Capital contributed on or prior to such Measurement Date.

*             *             *

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